SCHEDULE 14A INFORMATION

                    Proxy Statement Pursuant to Section 14(a)
                     of the Securities Exchange Act of 1934


Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]
Check the appropriate box:
    [ ] Preliminary Proxy Statement
    [ ] Confidential, For Use of the Commission Only (as permitted by Rule
          14a-6(e)(2))
    [X] Definitive Proxy Statement
    [ ] Definitive Additional Materials
    [ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                               Object Design, Inc.

                (Name of Registrant as Specified In Its Charter)

                                 Not Applicable

    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):
    [X] No fee required.
    [ ] Fee computed on table below per Exchange Act Rules  14a-6(i)(1) and
          0-11.
         1) Title of each class of securities to which transaction applies:
         2) Aggregate number of securities to which transaction applies:
         3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:*
         4) Proposed maximum aggregate value of transaction:
         5) Total fee paid:
        * Set forth the amount on which the filing fee is calculated and state how it was determined.
    [ ] Fee paid previously with preliminary materials:

    [ ] Check box if any part of the fee is offset as provided by Exchange
          Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.



         1) Amount Previously Paid:

         2) Form, Schedule or Registration Statement No.:

         3) Filing Party:

         4) Date Filed:

                              OBJECT DESIGN, INC.
                               ----------------
                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                  May 27, 1998
                               ----------------
     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Object Design, Inc. (the "Company") will be held at the offices of the Company, 25 Mall Road, Burlington, Massachusetts, on Wednesday, May 27, 1998, beginning at 10:00 A.M., local time, for the following purposes:

   1. To consider and vote upon the election of two Class II Directors;

   2. To act upon a proposal to amend the Company's 1996 Incentive and Nonqualified Stock Option Plan to increase the number of shares of Common Stock available for grant thereunder by 1,000,000; and

   3. To transact such further business as may properly come before the Meeting or any adjournment thereof.

     The Board of Directors has fixed the close of business on Wednesday, April 8, 1998 as the record date for the determination of the stockholders of the Company entitled to notice of, and to vote at, the Meeting and any adjournment thereof. Only stockholders of record on such date are entitled to notice of, and to vote at, the Meeting or any adjournment thereof.

                                          By Order of the Board of Directors,


                                          JOHN D. PATTERSON, JR.
                                          Secretary

Burlington, Massachusetts
April 22, 1998


                            YOUR VOTE IS IMPORTANT

         Please sign and return the enclosed proxy, whether or not you plan to attend the Meeting.

                              OBJECT DESIGN, INC.
                                 25 Mall Road
                        Burlington, Massachusetts 01803
                                (781) 674-5000
                               ----------------
                                PROXY STATEMENT
                               ----------------
                        ANNUAL MEETING OF STOCKHOLDERS
                                 May 27, 1998

     This Proxy Statement and the enclosed form of proxy are being mailed to stockholders on or about April 22, 1998 in connection with the solicitation by the Board of Directors of Object Design, Inc. (the "Company") of proxies to be used at the Annual Meeting of Stockholders of the Company, to be held at the offices of the Company, 25 Mall Road, Burlington, Massachusetts, at 10:00 A.M. on Wednesday, May 27, 1998, and at any and all adjournments thereof (the "Annual Meeting"). When proxies are returned properly executed, the shares represented will be voted in accordance with the stockholders' directions. Stockholders are encouraged to vote on the matters to be considered. If no choice has been specified by a stockholder, however, the shares covered by any executed proxy will be voted as recommended by management. Any stockholder may revoke his proxy at any time before it has been exercised.


     The Board of Directors of the Company has fixed the close of business on Wednesday, April 8, 1998 as the record date for the determination of the stockholders of the Company entitled to notice of, and to vote at, the Annual Meeting and any adjournment thereof. Only stockholders of record on such date are entitled to notice of, and to vote at, the Annual Meeting and any adjournment thereof. At the close of business on the record date, there were issued and outstanding 27,682,596 shares of the Company's Common Stock, $.001 par value (the "Common Stock"), entitled to cast 27,682,596 votes.


                        QUORUM AND TABULATION OF VOTES


     The By-Laws of the Company provide that a quorum at the Annual Meeting shall consist of a majority in interest of all stock issued and outstanding and entitled to vote at the Annual Meeting. Shares of Common Stock represented by a properly signed and returned proxy will be treated as present at the Annual Meeting for purposes of determining a quorum. In general, votes withheld from any nominee for election as Director, abstentions (if applicable) and broker "non-votes" (if applicable) are counted as present or represented for purposes of determining the presence or absence of a quorum for the Annual Meeting. A "non-vote" occurs when a broker or nominee holding shares for a beneficial owner votes on one proposal, but does not vote on another proposal because, in respect of such other proposal, the broker or nominee does not have discretionary voting power and has not received instructions from the beneficial owner.


     The affirmative vote of a plurality of the shares of Common Stock properly cast at the Annual Meeting will be necessary to elect each Class II Director. Abstentions, votes "withheld" from Director-nominees and broker "non-votes" will not be included in calculating the number of votes cast on Proposal One.


     The affirmative vote of a majority of the shares of Common Stock properly cast at the Annual Meeting will be necessary to approve Proposal Two, the proposal to amend the Company's 1996 Incentive and Nonqualified Stock Option Plan. Abstentions and broker "non-votes" will not be included in calculating the number of votes cast on Proposal Two.

     Votes will be tabulated by the Company's transfer agent, Boston EquiServe. The vote on each matter submitted to stockholders will be tabulated separately.



                                  PROPOSAL ONE
                             ELECTION OF DIRECTORS

     The Board of Directors is divided into three classes, one of which is elected each year at the Annual Meeting of Stockholders for a three-year term of office. A Director holds office until the date of the third annual meeting following his election and thereafter until his successor is elected and qualified or until he sooner dies, resigns, is removed, or becomes disqualified. The terms of the Company's Class II Directors (currently Arthur
J. Marks and Steven C. Walske) will expire immediately following the Annual Meeting. Class III Directors (currently Robert N. Goldman and Kevin J. Burns) will serve until 1999, and Class I Directors (currently Gerald B. Bay and David
A. Litwack) will serve until 2000.

     The Board of Directors has nominated Arthur J. Marks and Steven C. Walske for re-election as Class II Directors of the Company. If re-elected, Messrs. Marks and Walske will serve until 2001. Messrs. Marks and Walske have agreed to serve if elected, and the Company has no reason to believe that either will be unable to serve. In the event that either Mr. Marks or Mr. Walske is unable or declines to serve as a Director at the time of the Annual Meeting, proxies will be voted for such other nominee as is then designated by the Board.

     The Board of Directors recommends that you vote FOR the proposal to elect Arthur J. Marks and Steven C. Walske as Class II Directors of the Company.


                                  PROPOSAL TWO
             AMENDMENT TO THE 1996 INCENTIVE AND NONQUALIFIED STOCK
                OPTION PLAN TO INCREASE THE NUMBER OF SHARES OF
            COMMON STOCK THAT MAY BE ISSUED UPON EXERCISE OF OPTIONS
                               GRANTED THEREUNDER

     The Company's 1996 Incentive and Nonqualified Stock Option Plan (the "1996 Stock Option Plan") provides that the total number of shares of Common Stock that may be issued pursuant to options granted under the 1996 Stock Option Plan shall not exceed 2,700,000 (subject to adjustment upon certain changes in capitalization of the Company). On April 2, 1998, the Board voted to adopt, and to submit to the stockholders of the Company for their approval, an amendment to the 1996 Stock Option Plan to increase by 1,000,000 shares the number of shares of Common Stock that may be issued pursuant to options granted thereunder. See "1996 Stock Option Plan" for a description of the material features of the 1996 Stock Option Plan, as amended, the classes of persons eligible to participate therein, the approximate number of persons in each such class and the basis of such participation, and the reasons for the amendment.

     The Board recommends that you vote FOR the proposal to approve the amendment of the 1996 Stock Option Plan.

                       DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth certain information with respect to the executive officers and Directors of the Company:


              Name                  Age                           Position
--------------------------------   -----   -----------------------------------------------------
Robert N. Goldman ..............    48     President, Chief Executive Officer and Director
Justin J. Perreault ............    35     Executive Vice President and Chief Operating Officer
Lacey P. Brandt ................    40     Chief Financial Officer and Treasurer
Kirk Bowman ....................    32     Vice President, Worldwide Sales
Brian W. Otis ..................    39     Vice President, Professional Services
Gregory A. Baryza ..............    50     Vice President, Product Development
Gerald B. Bay(1)(2) ............    58     Director
Kevin J. Burns(1) ..............    48     Director
David A. Litwack(2) ............    51     Director
Arthur J. Marks(1)(2) ..........    53     Director
Steven C. Walske ...............    46     Director

----------
 (1) Member of the Audit Committee
 (2) Member of the Compensation Committee


     Mr. Goldman was elected President and Chief Executive Officer of the Company in November 1995. He has been a Director of the Company since August 1995. Prior to joining the Company, Mr. Goldman was Chairman of Trinzic Corporation, a supplier of client/server development software, from 1992 to 1995. Trinzic was formed by a merger of AICorp and AION Corporation in 1992. From 1986 to 1992, Mr. Goldman served as President and Chief Executive Officer of AICorp, a supplier of artificial intelligence software. Mr. Goldman is a member of the Board of Directors of Citrix Systems, Inc., INTERSOLV, Inc., Parametric Technology Corporation and Systemsoft Corporation.

     Mr. Perreault joined the Company as Executive Vice President and Chief Operating Officer in November 1995. From 1992 to 1995, Mr. Perreault was a Vice President with the Harvard Private Capital Group, Inc., which manages the direct investment portfolio of the Harvard University endowment fund and is a wholly-owned subsidiary of the President and Fellows of Harvard College. From May 1995 to December 1995, he served on the Board of Directors of the Company as the representative of the Harvard Private Capital Group, Inc. From 1990 to 1992, Mr. Perreault was a management consultant with McKinsey & Co., Inc. Mr. Perreault is a member of the Board of Directors of Kentek Information Systems, Inc.

     Ms. Brandt joined the Company as Chief Financial Officer in April 1996. From September 1995 to April 1996, Ms. Brandt served as Director of Finance, Controller and Treasurer of International Integration Incorporated, a systems integration company. From 1993 to September 1995, Ms. Brandt was Director of Investor Relations at Proteon, Inc., a data networking company. From 1991 to 1992, Ms. Brandt was Finance Manager at AICorp.

     Mr. Bowman joined the Company as Vice President, Worldwide Sales in April 1997. From January 1990 to April 1997, Mr. Bowman was employed in various management and sales positions at Parametric Technology Corporation, a mechanical design automation software firm. From June 1987 to December 1989, Mr. Bowman was a sales representative at Computervision Corporation, a mechanical design automation software firm.

     Mr. Otis joined the Company as Consulting Manager, Eastern Region in 1993 and was promoted to Vice President, Professional Services in June 1995. From 1987 to 1993, Mr. Otis was a management consultant with Coopers & Lybrand L.L.P.

     Mr. Baryza joined the Company as Director of Engineering Operations in 1993 and was promoted to Vice President, Product Development in August 1995. From 1988 to 1993, Mr. Baryza was employed in various management and technical positions at Stratus Computer, Inc., a computer manufacturer.

     Mr. Bay has been a Director of the Company since 1988. Since 1980, Mr. Bay has been a Managing Partner of The Vista Group, a venture capital firm. Mr. Bay served as interim President of the Company from August to November 1995.

     Mr. Burns has been a Director of the Company since October 1997. Since 1990, Mr. Burns has been Chairman of the Board of INTERSOLV, Inc., a developer of application enablement software for client/server and Internet-based information systems. Mr. Burns was the Chief Executive Officer of INTERSOLV, Inc. from 1986 to 1996, respectively. Mr. Burns serves as a Director of FTP Software, Inc.

     Mr. Litwack has been a Director of the Company since December 1997. Since May 1997, Mr. Litwack has been President and Chief Executive Officer of SilverStream Software, Inc., a software development company. Mr. Litwack was Vice President of Product Development of Powersoft Corporation, a software company focusing on client/server development tools, from 1988 until 1992, and then served as President of Powersoft from 1992 until the company's merger with Sybase Inc., a provider of database management systems and related tools. From the time of the merger until May 1997, Mr. Litwack was Executive Vice President of Sybase Inc.

     Mr. Marks has been a Director of the Company since 1990. Since 1984, Mr. Marks has been a General Partner of New Enterprise Associates, a venture capital firm. Mr. Marks is a Director of AMISYS Managed Care Systems, Inc., Platinum Software, Inc., NETRIX Corporation, and Progress Software Corporation.

     Mr. Walske has been a Director of the Company since 1994. Since 1994, Mr. Walske has been Chairman of the Board and Chief Executive Officer of Parametric Technology Corporation, a mechanical design automation software firm. From 1986 to 1994, Mr. Walske was President and Chief Executive Officer of Parametric Technology Corporation. Mr. Walske is a Director of Synopsys, Inc. and VideoServer, Inc.

     Executive officers of the Company are elected annually by the Board of Directors and serve until the first meeting of the Directors following the next annual meeting of stockholders and until their respective successors are duly elected and qualified. There are no family relationships among the Directors and executive officers of the Company.

Committees and Meetings of the Board

     During the fiscal year ended December 31, 1997 ("fiscal 1997"), the Board met five times and acted by unanimous written consent three times. No incumbent Director attended fewer than 75% of the total number of meetings held by the Board and Committees of the Board on which he served.

     The Company has a Compensation Committee and an Audit Committee but does not have a nominating committee or other committee performing similar functions. The Compensation Committee makes recommendations concerning salaries and incentive compensation for employees of and consultants to the Company and administers the Company's stock option plans, its Employee Stock Purchase Plan and the 401(k) Plan. The members of the Compensation Committee currently are Messrs. Bay, Litwack and Marks. The Compensation Committee held four meetings during fiscal 1997 and acted eight times by unanimous written consent during the year. The Audit Committee reviews the results and scope of the audit and other services provided by the Company's independent accountants. The members of the Audit Committee currently are Messrs. Bay, Burns and Marks. The Audit Committee met four times during fiscal 1997.

               REMUNERATION OF DIRECTORS AND EXECUTIVE OFFICERS

Directors' Compensation

     Each non-employee Director of the Company receives $2,500 for each Board of Directors meeting attended and $500 for each Committee meeting attended and is reimbursed, upon request, for expenses incurred in attending such meetings. Directors who are employees of the Company are not paid any separate fees for serving as Directors.

     Under the 1996 Stock Option Plan, non-employee Directors ("Outside Directors") of the Company receive automatic formula grants of nonqualified options. Each new Outside Director elected to the Board is automatically granted, upon his or her initial election, a nonqualified option to purchase 25,000 shares of Common Stock of the Company, vesting in equal installments on the first three anniversaries of the date of grant (provided that he then remains a Director of the Company). During 1997, each of Messrs. Burns and Litwack received such a nonqualified option to purchase 25,000 shares. Immediately following each annual meeting of stockholders of the Company or special meeting in lieu thereof, there is automatically granted to each Outside Director re-elected at or remaining in office after such meeting a fully-vested nonqualified option to purchase 5,000 shares of Common Stock, provided that no such option will be granted to any Outside Director who at the time of the meeting holds any outstanding unvested option granted pursuant to the formula grant provisions of the 1996 Stock Option Plan, unless at least two annual meetings of stockholders of the Company or special meetings in lieu thereof have intervened between the closing of the Company's initial public offering in July 1996 (or, if later, the date of the initial election of such Outside Director) and the meeting following which such automatic grant would occur. Each additional nonqualified option granted to an Outside Director pursuant to this provision of the 1996 Stock Option Plan will expire on the tenth anniversary of the date of grant. The exercise price of each such nonqualified option will be equal to the fair market value of the Common Stock on the date the nonqualified option is granted.

Executive Compensation

     Summary Compensation Table. The following table provides certain summary information concerning compensation earned by the Company's Chief Executive Officer, by the Company's four other most highly compensated executive officers who earned in excess of $100,000 during the fiscal year indicated and who were serving as executive officers at the end of fiscal 1997 and by two additional individuals who would have been included among the Company's four most highly compensated executive officers but for the fact that the individuals were not serving as executive officers of the Company at the end of fiscal 1997 (collectively, the "Named Executive Officers") for services rendered in all capacities to the Company.

                                             SUMMARY COMPENSATION TABLE

                                                                                          Long Term
                                                                                         Compensation
                                                     Annual Compensation                    Awards
                                         --------------------------------------------   -------------
                                                                        Other Annual      Securities       All Other
                                                                          Compen-         Underlying        Compen-
 Name and Principal Position     Year     Salary ($)     Bonus ($)     sation ($)(1)     Options (#)     sation ($)(2)
-----------------------------   ------   ------------   -----------   ---------------   -------------   --------------
Robert N. Goldman ...........   1997     $199,280             --            --               --            $1,033
 President and Chief            1996      176,700       $131,650            --               --               487
 Executive Officer (3)          1995       47,726             --            --          2,300,000             484

Justin J. Perreault .........   1997      159,973             --            --             50,000             291
 Executive Vice President       1996      148,800         30,600            --                 --             410
 and Chief Operating            1995       22,759             --            --            460,000             421
 Officer (4)

Kirk Bowman .................   1997      177,138             --            --            250,000              --
 Vice President, Worldwide      1996         --               --            --                 --              --
 Sales                          1995         --               --            --                 --              --

Brian W. Otis ...............   1997      140,330             --            --             25,000             263
 Vice President,                1996      160,984         29,725            --            100,000             344
 Professional Services (5)      1995      164,508             --            --             54,000             228

Gregory A. Baryza ...........   1997      114,157             --            --             20,000           1,033
 Vice President, Product        1996      107,470         19,044            --             65,000             296
 Development                    1995      114,885             --            --             65,000             284

John Parillo ................   1997      150,574             --            --             70,000           1,094
 Vice President, Business       1996           --             --            --               --                --
 Development and Indirect       1995           --             --            --               --                --
 Channels (6)

Melissa Webster .............   1997      122,524             --            --               --               680
 Vice President,                1996       82,343             --            --               --               418
 Marketing (7)                  1995         --               --            --               --                --

----------
(1) Other annual compensation in the form of perquisites and other personal benefits has been omitted because in each case the aggregate amount of such perquisites and other personal benefits was less than $50,000 and constituted less than 10% of the executive's total annual salary and bonus.

(2) Consists of premiums paid on behalf of the named executives for excess life insurance coverage.

(3) Mr. Goldman's 1995 annual compensation includes $20,700 paid to him for his services as a consultant to the Company prior to his becoming an employee of the Company in November 1995. Mr. Goldman's 1995 salary was $176,700 on an annualized basis.

(4) Mr. Perreault joined the Company as an employee in November 1995. Mr. Perreault's 1995 salary was $148,800 on an annualized basis.

(5) Mr. Otis's salary in 1995 included a $6,000 automobile allowance. Amounts shown as salary for 1995, 1996 and 1997 include $73,656, $35,185 and $5,372 of sales-based commissions, respectively.

(6) Mr. Parillo resigned as Vice President, Business Development and Indirect Channels, effective February 13, 1998. Amount shown as salary for 1997 includes $35,000 of sales-based commissions.

(7) Ms. Webster resigned as Vice President, Marketing, effective November 14, 1997.

     Option Grants in Last Fiscal Year. The following table sets forth for each of the Named Executive Officers certain information concerning stock options granted by the Company during fiscal 1997.


                       OPTION GRANTS IN LAST FISCAL YEAR

                                                  Individual Grants
                           ---------------------------------------------------------------
                                                                                             Potential Realizable
                                                                                               Value at Assumed
                                              Percent of                                         Annual Rate of
                               Number of     Total Options                                        Stock Price
                              Securities      Granted to                                          Appreciation
                              Underlying       Employees     Exercise                         for Option Term (1)
                                Options        in Fiscal       Price        Expiration     -------------------------
           Name             Granted (#)(2)     Year (3)     ($/sh) (4)         Date           5%($)       10%($)
-------------------------- ---------------- -------------- ------------ ------------------ ----------- ------------
Robert N. Goldman ........          --          --               --             --                   --          --
Justin J. Perreault ......      50,000         2.6%          $ 9.00       October 27, 2007     $283,003   $ 717,184
Kirk Bowman ..............     250,000        13.0%            5.50         April 22, 2007      864,730   2,191,396
Brian W. Otis ............      25,000         1.3%            6.75          July 17, 2007      106,126     268,944
Gregory A. Baryza ........      20,000         1.0%            6.75          July 17, 2007       84,901     215,155
John Parillo .............      50,000         2.6%            8.63       January 22, 2007      271,211     687,301
                                20,000         1.0%            5.50         April 22, 2007       69,178     175,312
Melissa Webster ..........         --           --               --               --                 --          --

----------
(1) Amounts reported in this column represent hypothetical values that may be realized upon exercise of the options immediately prior to the expiration of their term, assuming the specified compounded rates of appreciation of the price of the Common Stock over the term of the options. These numbers are calculated based on rules promulgated by the Securities and Exchange Commission and do not represent the Company's estimate of future stock price growth. Actual gains, if any, on stock option exercises and Common Stock holdings are dependent on the timing of such exercise and the future performance of the Common Stock. There can be no assurance that the rates of appreciation assumed in this table can be achieved or that the amounts reflected will be received by the Named Executive Officers. This table does not take into account any appreciation in the price of the Common Stock from the date of grant to the current date. The values shown are net of the option exercise price, but do not include deductions for taxes or other expenses associated with the exercise.

(2) Represents shares of Common Stock issuable upon exercise of stock options granted under the 1996 Stock Option Plan. Such options were granted during fiscal 1997 and vest as follows: 25% of the total number of shares one year after their date of grant and an additional 6.25% at the end of each three-month period thereafter until the options are fully vested.

(3) The Company granted to employees options to purchase an aggregate of 1,923,500 shares of Common Stock in fiscal 1997 pursuant to the following plans: 1,266,600 options pursuant to the 1996 Stock Option Plan and 656,900 options pursuant to the 1997 Nonqualified Stock Option Plan.

(4) All options were granted at fair market value as determined by the Compensation Committee on the date of grant.

     Option Exercises and Fiscal Year-End Values. The following table sets forth certain information concerning stock options exercised during fiscal 1997 and stock options held as of December 31, 1997 by each of the Named Executive Officers.


                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES


                                                                   Number of Securities
                                                                  Underlying Unexercised
                              Shares                                    Options at
                             Acquired                                 Fiscal Year-End
                                on             Value       -------------------------------------
           Name            Exercise (#)   Realized ($)(1)   Exercisable (#)   Unexercisable (#)
------------------------- -------------- ----------------- ----------------- -------------------
Robert N. Goldman .......         --                --               --                 --
Justin J. Perreault .....         --                --               --             50,000
Kirk Bowman .............         --                --               --            250,000
Brian W. Otis ...........     18,418          $117,507           57,415            103,167
Gregory A. Baryza .......         --                --           65,479             84,521
John Parillo ............         --                --               --             70,000
Melissa Webster .........     15,000           105,900           22,500             62,500


                                  Value of Unexercised
                                      in-the-Money
                                   Options at Fiscal
                                    Year-End ($)(2)
                          ------------------------------------
           Name            Exercisable ($)   Unexercisable ($)
------------------------- ----------------- ------------------
Robert N. Goldman .......            --                --
Justin J. Perreault .....            --                --
Kirk Bowman .............            --          $720,000
Brian W. Otis ...........      $390,725           578,211
Gregory A. Baryza .......       478,218           493,532
John Parillo ............            --            57,600
Melissa Webster .........       143,550           398,750

----------
(1) Value is based on the difference between the fair market value of the Common Stock on the date of exercise of the applicable option and the exercise price of such option. These values may never be realized. Actual gains, if any, will depend on the value of the Common Stock on the date of the sale of the shares.

(2) Value is based on the last sale price of the Common Stock ($8.375 per share) on December 31, 1997 as reported by the Nasdaq National Market, less the applicable option exercise price. These values have not been and may never be realized. Actual gains, if any, on exercise will depend on the value of the Common Stock on the date of the sale of the shares.

Employment Agreements

     In November 1995, the Company executed employment agreements with Robert
N. Goldman and Justin J. Perreault. The Company agreed to employ Messrs. Goldman and Perreault as President and Chief Executive Officer of the Company and Executive Vice President and Chief Operating Officer of the Company, at annual salaries of at least $190,000 and $160,000, respectively. In connection with an expense reduction program implemented by the Company in late 1995, the salaries of its executive officers, including Messrs. Goldman and Perreault, were voluntarily reduced. Messrs. Goldman and Perreault received salaries at the rate of $176,700 and $148,800 per year, respectively, during 1996. For 1997, Mr. Goldman's annual salary was increased to $200,000, and Mr. Perreault's annual salary was restored to $160,000. If the employment of the officer is terminated by the Company for any reason other than just cause, death or permanent disability, the agreements require the Company to continue to pay the officer's salary for a period of twelve months, in the case of Mr. Goldman, or six months in the case of Mr. Perreault, after such termination, offset by any amounts received by the officer from subsequent employment during such period.

     In connection with their employment, these officers and all other executive officers of the Company have also executed the Company's standard Non-Competition, Non-Disclosure and Developments Agreement (the "Non-Competition Agreement"). This agreement contains covenants prohibiting the improper disclosure of confidential information at any time, as well as provisions assigning to the Company all inventions made or conceived by the officer during his employment with the Company. Each officer agreed with the Company that, with certain exceptions, until one year after the termination of his employment with the Company, he would not participate in any capacity in any business activities competitive with those of the Company. Each officer further agreed not to participate in any capacity in soliciting the business of any customers or the services of any employees of the Company during such one-year period.

Compensation Committee Interlocks and Insider Participation

     The Compensation Committee established by the Board of Directors is currently composed of three non-employee Directors. During fiscal 1997, the Compensation Committee consisted of two non-employee Directors. Until the resignation of Scott Sperling as a Director of the Company, the Compensation Committee consisted of Arthur J. Marks and Scott Sperling. After Mr. Sperling's resignation, the Committee consisted of Mr. Marks and Gerald B. Bay. In February 1998, David A. Litwack was elected to the Committee. Except as set forth below, no executive officer of the Company served during 1997 on the Board of Directors or compensation committee of any entity, one of whose executive officers also served on the Board of Directors or Compensation Committee of the Company. During 1997, Mr. Goldman, the Company's Chairman of the Board, President and Chief Executive Officer, served as a Director of Parametric Technology Corporation, of which Steven C. Walske, a Director of the Company, is Chairman of the Board and Chief Executive Officer. Mr. Goldman also served as a member of the compensation committee of Parametric Technology Corporation during 1997.


Compensation Committee Report on Executive Compensation

     The Compensation Committee of the Board of Directors determines the remuneration and benefits of the Company's executive officers and other senior management, administers the Company's stock option plans and Employee Stock Purchase Plan and makes determinations with respect to the granting of stock options, and acts in an advisory capacity to the Board of Directors concerning other compensation issues.


Compensation Policy

     The Compensation Committee's policy with respect to compensation of the Company's Chief Executive Officer and other executive officers includes several elements: (i) the payment of competitive base salaries so as to attract and retain highly qualified personnel, (ii) the use of incentive compensation in the form of cash bonuses to reward the achievement of Company financial goals, measured generally by earnings per share, and of individual performance goals, including financial objectives such as achievement of budgeted expense and profitability levels, as well as technical and market development goals, (iii) in appropriate instances, the payment of sales-based commissions to reward contributions to revenue growth, and (iv) the granting of stock options to maintain competitive levels of total compensation to assist the Company in recruiting and retaining personnel, as well as to align management's interests with those of shareholders and to motivate executives to pursue the long-term success of the Company. The Committee intends that the Company's executive compensation policies be straightforward, easily communicated to and understood by employees and shareholders, and structured so that the achievement of Company and individual goals can readily be measured.


Base Salaries

     Competitive base salaries are established through the use of published industry surveys and targeted peer company surveys that examine the compensation practices of other companies in the software industry as well as of other high technology companies in the relevant geographic area that might compete with the Company in hiring or retaining strong performers. The Committee, utilizing the collected data and applying the members' collective experience in recruiting and managing in a technical environment, seeks to establish base salaries that take into account not only competitive factors but also the breadth of experience and recent individual performance of the executive. The Committee's objective is not to determine compensation levels, in general or for specific positions, by seeking to achieve a specific percentile rank in comparison to competitors or peers, but rather to fix compensation levels on a case-by-case basis guided by management's recommendations and the Committee members' experience and judgment.

     Base salaries for the Company's President and Chief Executive Officer, Robert N. Goldman, and its Executive Vice President and Chief Operating Officer, Justin J. Perreault, were established at not less than $190,000 and $160,000, respectively, under employment agreements entered into in November 1995 when Messrs. Goldman and Perreault were recruited to join the Company. In connection with the expense reduction program implemented by the Company in late 1995, the salaries of all its executive officers, including Messrs. Goldman and Perreault, were voluntarily reduced. As a result, Messrs. Goldman and Perreault received base salaries at the rate of $176,600 and $148,800 per year, respectively, during 1996. In 1997, Mr. Goldman's salary was increased to $200,000 and Mr. Perreault's salary was restored to $160,000.

Incentive Compensation

     In establishing executive bonus levels, the Compensation Committee begins by reviewing management's annual strategic and financial plan, as approved by the Board at the beginning of the year, including Company financial goals and individual performance goals proposed by the Company's Chief Executive Officer. The bonus for which an executive officer (other than the Chief Executive Officer) is eligible is established at this time, and is a percentage, generally ranging from 15% to 60%, of his annual base salary. The percentage of this amount, if any, awarded as a bonus at the end of the year is determined by reference to both the Company's and the executive's performance. The Chief Executive Officer's bonus is determined based on the attainment of goals jointly developed and agreed upon between the Chief Executive Officer and the Committee, and is not fixed as a specific percentage of his base salary. At the beginning of the year, the Chief Executive Officer presents to the Committee an analysis of the performance of the individual executives against the overall corporate financial goals and then personal goals, together with his recommendations concerning specific management bonuses. After reviewing these recommendations, the Committee determines whether, and in what amounts, to award bonuses for the Chief Executive Officer and other executive officers. For 1997, neither Mr. Goldman nor any other executive officer received any cash bonus, as a result of the Company's failure to achieve its targeted financial results.

Stock Options

     The Compensation Committee believes that stock option grants are an important element of the Company's executive compensation program, not only to enable the Company to compete effectively in recruiting and retaining employees but also in order to align the interests of management with those of the Company's stockholders. In granting options, the Committee considers, among other factors, competitive conditions, the executive's experience, responsibilities and performance, the sizes of other individual grants and the total number of options outstanding. Option grants are awarded to all executive officers at the time they are hired, and additional options may be granted thereafter based upon specific individual or corporate achievements.

Policy Regarding Section 162(m) of the Internal Revenue Code

     Section 162(m) of the Internal Revenue Code of 1986, as amended, limits the deductibility of compensation in excess of $1.0 million paid to the Chief Executive Officer and the four most highly compensated officers of the Company (other than the Chief Executive Officer) in any fiscal year, unless the compensation qualifies as "performance-based compensation." The Compensation Committee's policy with respect to Section 162(m) is to make every reasonable effort to cause compensation to be deductible by the Company while simultaneously providing executive officers of the Company with appropriate rewards for their performance. The base salaries and bonuses of the Company's individual executive officers have not historically exceeded, and are not in the foreseeable future expected to exceed, the $1.0 million limit, and options received by executive officers under the Company's 1996 Stock Option Plan are intended to qualify as performance-based compensation.

                                          The Compensation Committee


                                          Gerald B. Bay
                                          David A. Litwack
                                          Arthur J. Marks

Performance Graph

     The following Performance Graph compares the performance of the Company's cumulative stockholder return with that of a broad market index, the Nasdaq Stock Market Index for U.S. Companies, and a published industry index, the Hambrecht & Quist Technology Index. The cumulative stockholder returns for shares of the Company's Common Stock and for the securities included in the market and industry indexes are calculated assuming $100 was invested at their last sale prices on July 23, 1996, the date on which the Company's Common Stock commenced trading on the Nasdaq National Market. The Company paid no cash dividends during the periods shown. The performance of the market and industry


                COMPARISON OF 17 MONTH CUMULATIVE TOTAL RETURN*
        AMONG OBJECT DESIGN, INC., THE NASDAQ STOCK MARKET (U.S.) INDEX
                   AND THE HAMBRECHT & QUIST TECHNOLOGY INDEX


[LINE GRAPH]


                             7/23/96   9/96   12/96   3/97   6/97   9/97   12/97

OBJECT DESIGN, INC.           100       215    157     75     115    110    112

NASDAQ STOCK MARKET (U.S.)    100       117    123    116     138    161    151

HAMBRECHT & QUIST TECHNOLOGY  100       128    137    130     157    190    160

*$100 INVESTED ON 7/23/96 IN STOCK OR INDEX - INCLUDING REINVESTMENT OF
 DIVIDENDS. FISCAL YEAR ENDING DECEMBER 31.

                            1996 STOCK OPTION PLAN

     In 1996 the Board adopted and the Company's stockholders approved the 1996 Stock Option Plan. The 1996 Stock Option Plan authorizes (i) the grant of options to purchase Common Stock intended to qualify as "incentive stock options" as defined in Section 422 of the Code, and (ii) the grant of options that do not so qualify (nonqualified stock options). The purpose of the 1996 Stock Option Plan is to provide a performance incentive for officers and employees of the Company or its subsidiaries and for certain other individuals providing services to or acting as Directors of the Company or its subsidiaries by enabling the persons to whom options are granted to acquire or increase a proprietary interest in the Company and its success.

     The 1996 Stock Option Plan, as initially adopted and approved by the stockholders of the Company on May 23, 1996 (the "Adoption Date"), fixed the maximum number of shares of Common Stock issuable pursuant to options granted thereunder at 1,200,000, increasing automatically by 300,000 shares on each of the first five anniversaries of the Adoption Date, with the result that on and after May 23, 2001, the maximum number of shares issuable under the 1996 Stock Plan would have been 2,700,000. On April 2, 1998, the maximum number of shares of Common Stock issuable under the 1996 Stock Option Plan pursuant to this formula was 1,500,000 shares, an aggregate of 1,469,706 shares of Common Stock were reserved for issuance upon the exercise of options outstanding under the 1996 Stock Option Plan, and 15,982 shares had been issued pursuant to the exercise of options thereunder. As a result, only 14,312 shares remained available for the grant of options under the 1996 Stock Option Plan as of such date.

     On April 22, 1997, 1997, the Board of Directors adopted the 1997 Nonqualified Stock Option Plan of the Company (the "1997 Plan"). The 1997 Plan provides for the grant to non-officer employees of the Company of nonqualified stock options to purchase an aggregate of up to 1,500,000 shares of Common Stock. Approval of the 1997 Plan by the stockholders of the Company was not required. Since the adoption of the 1997 Plan, the policy of the Compensation Committee of the Board has been to utilize the 1996 Stock Option Plan primarily to grant incentive and nonqualified stock options to officers of the Company. In addition, automatic formula grants of nonqualified stock options to Outside Directors are made pursuant to the 1996 Stock Option Plan.


Amendment of the 1996 Stock Option Plan

     On April 2, 1998, the Board of Directors voted to adopt, and to submit for approval by the stockholders of the Company at the Annual Meeting, an amendment to the 1996 Stock Option Plan, increasing by 1,000,000 the maximum number of shares of Common Stock issuable pursuant to options issued thereunder. If approved at the Annual Meeting, the additional 1,000,000 shares will be added to the maximum number issuable on or after May 23, 1998 (the second anniversary of the Adoption Date), such that the maximum number of shares issuable as of the date of the Annual Meeting will be 2,800,000 rather than 1,800,000 as originally provided in the 1996 Stock Option Plan. Thereafter, on each of the third, fourth and fifth anniversaries of the Adoption Date, the maximum number of shares of Common Stock issuable under the 1996 Stock Option Plan will automatically be increased by 300,000 shares, as originally contemplated by the 1996 Stock Option Plan, to a maximum, on and after May 23, 2001, of 3,700,000 shares.

     As stated above, long-term, equity-based compensation in the form of stock options is a key element of the Company's executive compensation policy. In addition, the Company believes that the availability of incentive stock options is important to the Company's ability to recruit and retain qualified executives. Currently, only 14,312 shares of Common Stock are available for the grant of options to officers of the Company under the Company's stock option plans. This number will increase to 229,312 on May 23, 1998 as a result of the automatic annual increase provided for in the 1996 Stock Option Plan (after giving effect to certain options already granted by the Compensation Committee, effective as of such date) and, without the proposed amendment, would not increase again until May 23, 1999. The Board of Directors believes that in the current competitive environment for senior executives the amendment of the 1996 Stock Option Plan to increase the maximum number of shares issuable thereunder by

1,000,000 shares is necessary to enable the Company to provide appropriate long-term incentives to members of its senior management and to recruit and retain additional executives to support the growth of the Company's business. The Board of Directors therefore recommends that stockholders vote FOR the proposed amendment to the 1996 Stock Option Plan.

Description of the 1996 Stock Option Plan

     The 1996 Stock Option Plan is administered by the Compensation Committee or any other committee of the Board of Directors consisting of two or more non-employee Directors (the "Plan Administrator"). Except for certain non-discretionary option grants to Directors who are not employees, as described in the Section entitled "Remuneration of Directors and Executive Officers" above, the Plan Administrator selects the individuals to whom options are granted and determines the option exercise price and other terms of each award, subject to the provisions of the 1996 Stock Option Plan. Incentive Options may be granted under the 1996 Stock Option Plan to employees of the Company or its subsidiaries, including officers and Directors who are also employees. As of April 2, 1998, approximately 298 employees of the Company and its subsidiaries were eligible to participate in the 1996 Stock Option Plan. Nonqualified Options may be granted under the 1996 Stock Option Plan to employees, officers, Directors, whether or not they are employees of the Company or a subsidiary, and consultants and other individuals providing services to the Company or one of its subsidiaries. As described above, most of the options under the 1996 Stock Option Plan will be granted to officers of the Company.

     No options may extend for more than ten years from the date of grant (five years in the case of employees or officers holding 10% or more of the total combined voting power of all classes of stock of the Company or any subsidiary or parent ("greater-than-ten-percent-stockholder")). The exercise price for incentive stock options may not be less than the fair market value of the Common Stock on the date of grant (110% of fair market value in the case of a greater-than-ten-percent-stockholder). The aggregate fair market value (determined at the time of grant) of shares issuable pursuant to incentive stock options which first become exercisable by an employee or officer in any calendar year may not exceed $100,000.

     Options are non-transferable except by will or by the laws of descent or distribution. Options generally may not be exercised after (i) termination of the optionee's employment with the Company, or performance of services for the Company, by the Company for cause or voluntary termination by the optionee,
(ii) thirty days following termination of the optionee's employment with the Company, or performance of services for the Company, upon retirement or by the Company without cause, or (iii) one year following termination of the optionee's employment with the Company, or performance of services for the Company, as a result of disability or death.

     Payment of the exercise price for shares subject to options may be made with (i) cash, check, bank draft, or money order for an amount equal to the option price for such shares, or (ii) shares of Common Stock (which in the case of shares acquired from the Company upon exercise of an option, have been outstanding for at least six months) having a fair market value equal to the exercise price, or (iii) an unconditional and irrevocable undertaking by a broker to deliver promptly to the Company sufficient funds to pay the exercise price, or (iv) if so permitted by the instrument evidencing the option (or in the case of a nonqualified stock option, by the Plan Administrator), a promissory note of the optionee to the Company, payable on such terms as are specified by the Plan Administrator, or (v) any combination of the permissible forms of payment. In the event that payment of the option price is made under
(ii) above, the Plan Administrator may provide that the optionee be granted an additional option covering the numbers of shares surrendered, at an exercise price equal to the fair market value of a share of Common Stock on the date of surrender.

     Under the 1996 Stock Option Plan, the Plan Administrator may, in its discretion, specify upon the granting of an option that as a condition of exercise the optionee agrees that upon request of the Company or the underwriters managing any underwritten offering of the Company's securities the optionee will not, for up to 180 days from the effective date of any registration of securities of the Company, sell or otherwise dispose of any shares issued pursuant to the exercise of such option without the prior written consent of the Company or such underwriters.

     At December 31, 1997, 1,147,780 shares were subject to outstanding options granted under the 1996 Stock Option Plan, 15,795 had been purchased upon exercise of options granted thereunder and 336,425 shares remained available for future grants. As of December 31, 1997, option prices and expiration dates for outstanding options granted under the 1996 Stock Option Plan ranged from $5.38 to $16.50 per share and from June 7, 2006 to December 2, 2007, respectively. The Company has filed a registration statement on Form S-8 under the Securities Act of 1933 to register the 2,700,000 shares of the Company's Common Stock that were originally reserved for issuance under the 1996 Stock Option Plan. If the proposed amendment is approved by the stockholders, the Company intends to file, as soon as practicable, a registration statement on Form S-8 under the Securities Act of 1933 covering the additional shares of Common Stock issuable under the 1996 Stock Option Plan, as amended. The Board of Directors has not determined what action it will take in the event that the stockholders do not approve the proposal.


Federal Income Tax Information with Respect to the 1996 Stock Option Plan

     The grantee of a nonqualified stock option recognizes no income for federal income tax purposes on the grant thereof. On the exercise of such an option, the difference between the exercise price and the fair market value of the shares purchased under the option at the time of such purchase will be recognized by the option holder in the year of exercise as ordinary income, and the fair market value of the shares on the date of exercise will be the tax basis thereof for computing gain or loss on any subsequent sale. The Company may reduce its taxable income by an amount equal to the amount recognized by the option holder as ordinary income upon exercise of a nonqualified stock option.


     Generally, the grantee of an incentive stock option recognizes no income for federal income tax purposes at the time of grant or exercise of the option. Rather, the holder ordinarily will recognize taxable income upon subsequent disposition of the shares purchased under the option. If no disposition of shares acquired upon exercise of an incentive stock option is made by the optionee within two years of the date of grant and within one year after exercise of the option, any gain realized by the optionee on the subsequent sale of such shares is treated, for federal income tax purposes, as mid-term capital gain if the shares were held for more than twelve months but not more than eighteen months and as long-term capital gain if the shares were held for more than eighteen months. The price paid for the shares purchased upon the exercise of the option will be the tax basis for computing any gain. If the shares are sold prior to the expiration of such period (a "disqualifying disposition"), the difference between the lesser of the value of the stock at the date of exercise or the date of sale and the exercise price of the stock is treated as compensation taxable to the grantee as ordinary income and the excess gain, if any, is treated as capital gain (which will be mid-term capital gain if the shares were held for more than twelve months but not more than eighteen months and long-term capital gain if the shares were held for more than eighteen months). The amount by which the fair market value of shares at the time of exercise of the incentive stock option covering such shares exceeds the option price for such shares is a tax preference item and is included in "alternative minimum taxable income" for the purpose of computing the "alternative minimum tax." The Company does not withhold any tax in connection with the grant or exercise of an incentive stock option and, in the usual circumstances, the Company is not entitled to any tax deduction in connection with the grant or, except on the case of a disqualifying disposition, exercise of an incentive stock option.


     The 1996 Stock Option Plan is not subject to the provisions of the Employee Retirement Income Security Act of 1974.


New Plan Benefits

     The Company is unable to determine the dollar value and number of options or shares of Common Stock that will be issued under the 1996 Stock Option Plan if the amendment described herein is approved to (i) any of the executive officers, (ii) the current executive officers as a group, (iii) the current Directors who are not executive officers as a group, (iv) each nominee for the election as a Director and (v) the employees who are not executive officers as a group, because, except for non-discretionary option grants to non-employee Directors described above, options are granted on a discretionary basis. The Company is unable to determine the benefits or amounts which would have been received by or allocated to any such persons or groups for fiscal 1997 if the amendment to the 1996 Stock Option Plan had been in effect throughout such year.


                             CERTAIN TRANSACTIONS

Relationship with International Business Machines Corporation

     International Business Machines Corporation ("IBM") is the beneficial owner of approximately 12% of the Company's outstanding Common Stock as of April 2, 1998. In 1993, the Company entered into agreements with IBM providing for certain joint development and marketing activities by the two companies, which agreements were terminated in 1996. Revenues from products and services provided by the Company to IBM during 1997 were $2,280,000 and constituted 4.8% of the Company's total revenues for the year.

Loans to Executive Officers

     In 1994, the Company loaned to Robert J. Potter, the Senior Vice President, Sales, of the Company, an aggregate of $200,000 pursuant to two $100,000 full recourse promissory notes dated April and November 1994 and bearing interest at rates of 5.88% and 7.45% per annum. The notes were due in April and November 1998, respectively, and were to bear interest at 18.0% per annum or, if lower, the highest legal rate of interest, if not paid when due. The notes were originally collateralized by the pledge to the Company of an aggregate of 50,000 shares of Common Stock owned by Mr. Potter. On February 20, 1997, the Company released these shares from the pledge in exchange for an agreement by Mr. Potter to pledge to the Company 50,000 shares of Common Stock issuable upon the exercise of certain stock options granted to him on May 3, 1990. Mr. Potter exercised the latter stock options, sold the shares acquired upon their exercise and on March 1, 1998 repaid to the Company an aggregate amount of $247,487.67, representing the full amount of his indebtedness to the Company.

     In 1996, in connection with the exercise by Robert N. Goldman, the President and Chief Executive Officer of the Company and by Justin J. Perreault, the Executive Vice President and Chief Operating Officer of the Company, of stock options granted to them under the Company's 1995 Nonqualified Stock Option Plan, to purchase 2,300,000 and 460,000 shares of Common Stock, respectively, the Company loaned to Mr. Goldman and to Mr. Perreault $572,700 and $114,540, respectively. The loan to each executive was at an interest rate of 7.0% per annum and was pursuant to a full recourse promissory note due upon the earlier of (i) April 1, 2001 and (ii) the date the executive's employment with the Company terminates for any reason. Each loan was originally secured by a pledge to the Company of all the shares of Common Stock acquired upon exercise of the option. On January 29, 1997 the Company released 2,048,950 and 409,790 shares from Messrs. Goldman's and Perreault's pledges, respectively, with 251,050 shares and 50,210 shares, respectively, remaining pledged to secure the outstanding amount of principal and interest of the loans to Messrs. Goldman and Perreault, respectively.

        SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information with respect to the beneficial ownership of the Company's Common Stock as of April 2, 1998 by (i) each person or group known to the Company to be the beneficial owner of more than five percent of the outstanding Common Stock; (ii) each of the Company's Directors and Director nominees; (iii) the Named Executive Officers and (iv) all Directors, Director nominees and executive officers of the Company as a group. The information as to each person has been furnished by such person.


                                                                    Shares Beneficially
                                                                          Owned (1)
                                                                    ------------------------
              Name and Address of Beneficial Owners                    Number       Percent
-----------------------------------------------------------------   -----------   ----------
International Business Machines Corporation .....................    3,238,746        11.7%
 Old Orchard Road
 Armonk, NY 10504
Vista III, L.P. (2) .............................................    2,832,691        10.2
 The Vista Group
 c/o Palmeri Fund Administrators, Inc.
 700 Godwin Avenue, Suite 110
 Midland Park, NJ 07432
Aeneas Venture Corporation (3) ..................................    2,676,668         9.7
 c/o Harvard Management Company
 600 Atlantic Avenue, 26th Floor
 Boston, MA 02210
New Enterprise Associates V, Limited Partnership (4) ............    1,861,970         6.7
 1119 St. Paul Street
 Baltimore, MD 21202
Robert N. Goldman (5) ...........................................    2,300,000         8.3
 Object Design, Inc.
 25 Mall Road
 Burlington, MA 01803
Justin J. Perreault (6) .........................................      401,208         1.5
Kirk Bowman (7) .................................................       62,500          *
Brian W. Otis (8) ...............................................       70,823          *
Gregory A. Baryza (9) ...........................................       76,984          *
John Parillo (10) ...............................................       20,625          *
Melissa Webster (11) ............................................       25,000          *
Gerald B. Bay (12) ..............................................    3,041,348        10.9
 Vista Management
 27 Newport Street
 Jamestown, RI 02385
Arthur J. Marks (13) ............................................    1,870,303         6.8
Steven C. Walske (14) ...........................................       37,000          *
 New Enterprise Associates
 11911 Freedom Drive
 One Fountain Square, Suite 580
 Reston, VA 20190
Kevin J. Burns (15) .............................................            0           0
David A. Litwack (16) ...........................................            0           0
All Directors and executive officers as a group (11 persons).....    7,925,048        28.1

----------
* Less than one percent.

 (1) Except as otherwise indicated, the persons named in this table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them, subject to community property laws where applicable and subject to the information contained in the footnotes to this table. Amounts shown for each stockholder include shares subject to stock options exercisable within 60 days of the date of this table. Shares not outstanding but deemed beneficially owned by virtue of the right of a person or group to acquire them within 60 days are treated as outstanding only for purposes of determining the number of and percent owned by such person or group. As of April 2, 1998, the date of this table, there were 27,664,471 shares of Common Stock outstanding.

 (2) Information based on a Schedule 13G/A filed on or about February 13, 1998 on behalf of Vista III, L.P. ("Vista III"), Vista III Partners, L.P. ("Vista III Partners"), Philips Venture Fund I, L.P. ("Philips Venture Fund"), Vista Ventures Partners II, L.P. ("Vista Ventures Partners") and Gerald B. Bay, Edwin Snape, John F. Tomlin and Robert P. Cummings (collectively, the "Investing General Partners"). Includes 2,275,072 shares of Common Stock owned of record by Vista III (the "Vista Shares") and 557,619 shares of Common Stock owned of record by Philips Venture Fund (the "Philips Shares"). The sole general partner of Vista III is Vista III Partners, the voting and investment decisions of which are controlled by the Investing General Partners. As a result, Vista III Partners and the Investing General Partners may be deemed to share beneficial ownership of the Vista Shares. The sole general partner of Philips Venture Fund is Vista Ventures Partners, the voting and investment decisions of which are also controlled by the Investing General Partners. As a result, Vista Ventures Partners and the Investing General Partners may be deemed to share beneficial ownership of the Philips Shares. As a result of affiliate relationships among Vista III, Vista III Partners, Philips Venture Fund, Vista Ventures Partners and the Investing General Partners, each of them may be deemed to own beneficially both the Vista Shares and the Philips Shares. However, each of them (other than Vista III and Philips Venture
     Fund) disclaims any beneficial ownership of the Company's Common Stock, Vista III disclaims beneficial ownership of the Philips Shares and Philips Ventures Fund disclaims beneficial ownership of the Vista Shares.

 (3) Includes 2,484,842 shares of Common Stock owned of record by Aeneas Venture Corporation ("Aeneas") and 144,340 and 47,486 shares of Common Stock owned of record by Phemus Corporation and Harvard Private Capital Holdings, Inc., affiliates of Aeneas, respectively.

 (4) Information based on a Schedule 13G/A filed on or about February 17, 1998 on behalf of New Enterprise Associates V, Limited Partnership ("NEA V") and the Silverado Fund I, Limited Partnership ("Silverado") (collectively, the "Funds"); NEA Partners V, Limited Partnership ("NEA Partners V") and NEA Silverado Partners I, Limited Partnership ("Silverado Partners") (collectively, the "GPLPs"); and Frank A. Bonsal, Jr., Nancy L. Dorman, C. Richard Kramlich, Arthur J. Marks, Thomas C. McConnell and Charles W. Newhall III (collectively, the "General Partners"). The parties named in the preceding sentence are referred to collectively as the "Reporting Persons". Includes 1,806,356 shares of Common Stock owned of record by NEA V (the "NEA V Shares") and 55,614 shares of Common Stock owned of record by Silverado (the "Silverado Shares"). NEA Partners V is the sole general partner of NEA V, Silverado Partners is the sole general partner of Silverado, and the General Partners are individual general partners of NEA Partners V. Messrs. Kramlich, Marks and Newhall are individual general partners of Silverado Partners. As the sole general partner of NEA V, NEA Partners V may be deemed to own beneficially the NEA V Shares. As the sole general partner of Silverado, Silverado Partners may be deemed to own beneficially the Silverado Shares. By virtue of their relationship as affiliated limited partnerships, whose general partners have overlapping individual general partners, each Fund may be deemed to share the power to direct the disposition and vote of the NEA V Shares and the Silverado Shares, for an aggregate of 1,861,970 shares (the "Record Shares"). As general partners of the Funds, each GPLP may also be deemed to own beneficially the Record Shares, and as general partners of the GPLPs, which are general partners of the Funds, Messrs. Kramlich and Newhall may also be deemed to own beneficially the Record Shares. As general partners of NEA Partners V, Ms. Dorman and Mr. McConnell may be deemed to own beneficially the NEA V Shares. Mr. Marks holds an option to purchase 8,333 shares, which is currently exercisable. As an individual general partner of the GPLPs, which are general partners of the Funds, Marks may be deemed to own beneficially the Record Shares and such 8,333 shares for a total of 1,870,303 shares. Each of the Reporting Persons disclaims beneficial ownership of any shares of Common Stock other than shares held of record.

 (5) Does not include 275,000 shares subject to stock options not exercisable within 60 days of the date of this table.

 (6) Does not include 100,000 shares subject to stock options not exercisable within 60 days of the date of this table.

 (7) Includes 62,500 shares subject to stock options exercisable within 60 days of the date of this table. Does not include 227,500 shares subject to stock options not exercisable within 60 days of the date of this table.

 (8) Includes 68,500 shares subject to stock options exercisable within 60 days of the date of this table. Does not include 112,082 shares subject to stock options not exercisable within 60 days of the date of this table.

 (9) Includes 75,459 shares subject to stock options exercisable within 60 days of the date of this table. Does not include 94,541 shares subject to stock options not exercisable within 60 days of the date of this table.

(10) Includes 20,625 shares subject to stock options exercisable within 60 days of the date of this table. Does not include 49,375 shares subject to stock options not exercisable within 60 days of the date of this table.

(11) Includes 25,000 shares subject to stock options exercisable within 60 days of the date of this table. Does not include 50,000 shares subject to stock options not exercisable within 60 days of the date of this table.

(12) Includes 25,324 shares of Common Stock owned of record by Mr. Bay, the 2,275,072 Vista Shares owned of record by Vista III and the 557,619 Philips Shares owned of record by Philips Venture Fund. However, Mr. Bay disclaims beneficial ownership of the Vista Shares and the Philips Shares. Also includes 183,333 shares subject to stock options held by Mr. Bay exercisable within 60 days of the date of this table. Does not include 16,667 shares subject to stock options which are not exercisable within 60 days of the date of this table.

(13) Represents the 1,806,356 NEA V Shares owned of record by NEA V and the 55,614 Silverado Shares owned of record by Silverado. As a general partner of Silverado Partners, which is the general partner of Silverado, Mr. Marks may be deemed to share beneficial ownership of the Silverado Shares. However, Mr. Marks disclaims beneficial ownership of both the NEA V Shares and Silverado Shares. See Note (3). Also includes 8,333 shares subject to stock options held by Mr. Marks exercisable within 60 days of the date of this table. Does not include 16,667 shares subject to stock options which are not exercisable within 60 days of the date of this table.

(14) Includes 37,000 shares subject to stock options exercisable within 60 days of the date of this table. Does not include 25,000 shares subject to stock options not exercisable within 60 days of the date of this table.

(15) Does not include 25,000 shares subject to stock options not exercisable within 60 days of the date of this table.

(16) Does not include 25,000 shares subject to stock options not exercisable within 60 days of the date of this table.


                                  ACCOUNTANTS

     The Company has appointed Coopers & Lybrand L.L.P. ("Coopers & Lybrand") as independent accountants to audit the financial statements of the Company for the fiscal year ending December 31, 1998. Representatives of Coopers & Lybrand are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions from stockholders.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and Directors, and persons who beneficially own more than 10% of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission (the "SEC"). Officers, Directors and greater-than-10% stockholders are required by SEC regulations to furnish the Company with copies of all
Section 16(a) forms they file.

     Based solely upon a review of Forms 3 and 4 and amendments thereto furnished to the Company during fiscal 1997 and Forms 5 and amendments thereto furnished to the Company with respect to fiscal 1997, or written representations that Form 5 was not required, the Company believes that all
Section 16(a) filing requirements applicable to its officers, Directors and greater-than-10% stockholders were fulfilled in a timely manner, except that each of John Parillo, Kevin J. Burns and David A. Litwack inadvertently failed to timely file a Notice on Form 4, in each case with respect to a single transaction.


                                 SOLICITATION

     No compensation will be paid by any person in connection with the solicitation of proxies. Brokers, banks and other nominees will be reimbursed for their out-of-pocket expenses and other reasonable clerical expenses incurred in obtaining instructions from beneficial owners of the Common Stock. In addition to the solicitation by mail, special solicitation of proxies may, in certain instances, be made personally or by telephone by Directors, officers and certain employees of the Company. It is expected that the expense of such special solicitation will be nominal. All expenses incurred in connection with this solicitation will be borne by the Company.


                             STOCKHOLDER PROPOSALS

     Stockholder proposals for inclusion in the proxy materials related to the 1999 Annual Meeting of Stockholders or special meeting in lieu thereof must be received by the Company at its executive offices no later than Wednesday, December 23, 1998. In addition, the Company's By-Laws provide that a stockholder must give written notice to the Company not less than sixty days prior to the scheduled annual meeting describing any proposal to be brought before such Meeting, even if such item is not to be included in the Company's proxy statement relating to such Meeting. Such notice requirements are set forth in Section 3 of the Company's By-Laws. To bring an item of business before the 1999 Annual Meeting, a stockholder must deliver the requisite notice of such item to the Secretary of the Company no later than Friday, March 26, 1999.


                                 MISCELLANEOUS

     The Board does not intend to present to the Annual Meeting any business other than the proposals listed herein, and the Board was not aware, a reasonable time before mailing this Proxy Statement to stockholders, of any other business which properly may be presented for action at the Annual Meeting. If any other business should come before the Annual Meeting, the persons present will have discretionary authority to vote the shares they own or represent by proxy in accordance with their judgment.


                             AVAILABLE INFORMATION

     Stockholders of record on April 8, 1998 will receive, in addition to this Proxy Statement, the Company's Annual Report to Stockholders for the year ended December 31, 1997, which contains detailed financial information concerning the Company. The Company will mail, without charge, a copy of the Company's Annual Report on Form 10-K (excluding exhibits) to any stockholder solicited hereby who requests it in writing. Please submit any such written request to Ms. Lacey
P. Brandt, Chief Financial Officer, Object Design, Inc., 25 Mall Road, Burlington, Massachusetts 01803.

                      THIS PROXY IS SOLICITED ON BEHALF OF
                  THE BOARD OF DIRECTORS OF OBJECT DESIGN, INC.
                A STOCKHOLDER WISHING TO VOTE IN ACCORDANCE WITH
             THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS NEED ONLY
        SIGN AND DATE THIS PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE.

                Please complete and return the proxy card below.

                                     DETACH HERE
                                     OBJF

PROXY

                               OBJECT DESIGN, INC.

                    Proxy for Annual Meeting of Stockholders
                           to be held on May 27, 1998

The undersigned stockholder of Object Design, Inc. (the "Company"), revoking all prior proxies, hereby appoints Robert N. Goldman, Justin J. Perreault and Lacey
P. Brandt, or any of them acting singly, proxies, with full power of substitution, to vote all shares of capital stock of the Company which the undersigned is entitled to vote at the Annual meeting of Stockholders to be held at the offices of the Company, 25 Mall Road, Burlington, Massachusetts 01803, on Wednesday, May 27, 1998, beginning at 10:00 a.m., local time, and at any adjournments thereof, upon matters set forth in the Notice of Annual Meeting dated April 22, 1998 and the related Proxy Statement, copies of which have been received by the undersigned, and in their discretion upon any business that may properly come before the Annual Meeting or any adjournments thereof. Attendance of the undersigned at the Annual Meeting or any adjournment thereof will not be deemed to revoke this proxy unless the undersigned shall affirmatively indicate the intention of the undersigned to vote the shares represented hereby in person prior to the exercise of this proxy.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN WITH RESPECT TO THE PROPOSALS SET FORTH ON THE REVERSE SIDE, WILL BE VOTED FOR SUCH PROPOSALS OR OTHERWISE IN ACCORDANCE WITH THE RECOMMENDATION OF THE BOARD OF DIRECTORS.

                   CONTINUED AND TO BE SIGNED ON REVERSE SIDE

                                  DETACH HERE

[x] Please mark
    votes as in
    this example.


   1. Proposal to elect the following nominees as             2. Proposal to approve the             FOR    AGAINST   ABSTAIN
      Class II directors of the Company:                         amendment of the Company's 1996     [ ]      [ ]       [ ]
                                                                 Incentive and Nonqualified Stock
      Nominees:  Arthur J. Marks and Steven C. Walske            Option Plan to increase the
                                                                 number of shares available for
             FOR ALL          WITHHOLD                           grant thereunder by 1,000,000.
            NOMINEES
              [ ]               [ ]


   FOR ALL
   EXCEPT
    [ ] _____________________________________________

   INSTRUCTION: To withhold authority to vote for any
   individual nominee, mark the "For All Except" box and
   write in that nominee's name.
                                                              MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT             [ ]

                                                              Please promptly date and sign this proxy and mail it in the enclosed envelope to assure representation of your shares. No postage need be affixed if mailed in the United States.

                                                              Please sign exactly as name(s) appear(s) on stock certificate.
                                                              If shares are held by joint tenants, both should sign. If stockholder is a corporation, please sign full corporate name by president or other authorized officer and, if a partnership, please sign full partnership name by an authorized partner or other authorized person. If signing as attorney, executor, administrator, trustee or guardian, please give full title as such.



Signature: ______________________________ Date: ________________   Signature: _____________________________ Date: ________________
